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                                                                   EXHIBIT 10.31


July 15, 1998

Mr. Bill Bradley
3535 S. Sherman Street, Suite 700
Englewood, CO 80110


Dear Bill:

I am pleased to offer you a position with Enlighten Software Solutions, Inc. (the "Company") as Vice President, Business Development (pending Board approval), commencing on July 28, 1998. Your compensation is outlined in Attachment A to this letter, which will be paid in accordance with the Company's normal payroll procedures. As an Enlighten Software Solutions employee, you may also receive, in accordance with each applicable plan document, certain employee benefits including: incentive stock options (60,000 options initially, additional options may be granted annually), participation in the employee stock purchase plan, medical insurance, dental insurance, 401(k) plan, an accrued 20 days paid personal time off during each year of employment (to be used as vacation, sick leave, etc.), plus paid public holidays recognized by the Company. The grant date and price of the incentive stock options will be set at the next Board of Directors meeting following your start date.

You should be aware that your employment with Enlighten Software Solutions is for no specific period. As a result, you are free to resign at any time, for any reason or no reason. Similarly, the Company is free to conclude its relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to Enlighten Software Solutions documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and Enlighten Software Solutions agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo, California, HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Enlighten Software Solutions' trade secrets or proprietary information.

(a) You agree that, while you are an Enlighten Software Solutions employee, you will not, directly or indirectly, work for, advise, consult, render services to or invest directly or indirectly in any individual or entity (in any capacity) which directly or indirectly engages in any business in which Enlighten Software Solutions is engaged at the time of such work, advice, consultation, rendering of services or investment. None of the forgoing shall restrict any direct or indirect investments in any publicly traded company, provided such investment does not exceed 5% of the company's total voting shares.



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Enlighten Software Solutions, Inc.
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(b) You further agree that for a period of two (2) years after termination of your employment with Enlighten Software Solutions, you will not, directly or indirectly, hire, or in any other manner persuade an employee, dealer or customer of the Company to discontinue that person's relationship with or to Enlighten Software Solutions as an employee, dealer or customer, as the case may be.

(c) We both agree that: (i) the services to be rendered by you are special, unique, and of an extraordinary character; (ii) because of the nature of the business of Enlighten Software Solutions, and the types of information which you will obtain with respect to the business of Enlighten Software Solutions, it would be impractical or extremely difficult to determine actual damages in the event of a breach of you promises in this letter; and (iii) resulting damages would not adequately compensate Enlighten Software Solutions.

Accordingly, if you commit such a breach or threaten such a breach the Company shall have the right to have the provisions of this agreement specifically enforced by any court having equity jurisdiction without the posting of a bond or other security, since such a breach or threatened breach would cause irreparable injury to Enlighten Software Solutions.

(d) The above mentioned right is an addition to, and not in lieu of, any other rights and remedies available to Enlighten Software Solutions under law or in equity.

(e) This covenant shall be construed as a series of separate covenants, one for each of the fifty-eight (58) counties in California, for each state in the United States, and for each nation outside the United States.

To indicate your acceptance of Enlighten Software Solutions' offer, please sign and date both letters in the space provided below and return them to me. This letter, between you and Enlighten Software Solutions, sets forth the terms of your employment with Enlighten Software Solutions and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Enlighten Software Solutions and by you. This offer will remain valid until July 22, 1998.

We look forward to working with you at Enlighten Software Solutions. Welcome Aboard!

AGREED TO AND ACCEPTED                      AGREED TO AND ACCEPTED


--------------------------------            --------------------------------
David D. Parker                             Bill Bradley
President and CEO

Dated:________/________/_______             Dated:________/________/_______



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Enlighten Software Solutions, Inc.
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ATTACHMENT A



                      VICE PRESIDENT, BUSINESS DEVELOPMENT
                            1998 COMPENSATION PROGRAM



This document defines the compensation program for the position of Vice President, Business Development at Enlighten Software Solutions, Inc. This position is responsible for identification, engagement and closure of key business alliances. These business alliances are intended to provide revenue opportunities for the Company through bundling or distribution partnerships, and/or business opportunities for the Company through merger or acquisition. The total targeted compensation is made up of your base salary and quarterly bonuses.

COMPENSATION

           1. Base Salary: Your base salary is $100,000 per year, this will be paid through the regular semi-monthly company payroll at $4,166.66 per pay period.

           2. Quarterly Bonuses: For the year ending December 31, 1998, you will earn quarterly bonuses of $7,500.00 each quarter provided the Company attains predetermined earnings targets established by the Company's Compensation Committee. The current earnings targets for each remaining quarter of 1998 will be provided to you.

TERMINATION PROVISIONS

           3. Benefits Upon Voluntary Termination: In the event that you voluntarily resign from your employment with the Company or in the event that your employment terminates as a result of your death or disability, you shall be entitled to no compensation or benefits from the Company other than those earned under paragraphs 1 and 2 above through the date of your termination.

           4.         Termination Following a Change in Control:

                                 (i) In the event of a Change in Control and
                      your employment is terminated by the Company or its successor within ninety (90) days of such Change in Control, other than for cause, or you terminate your employment because of a change in duties, you shall be entitled to the following:

                                 A. a termination severance package equal to six
                      (6) months of your then current base salary, or $50,000, whichever is greater. Such severance package shall be payable within thirty (30) days of your termination of employment with the Company.




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Enlighten Software Solutions, Inc.
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                                 (ii) For purposes of this Agreement a "Change
                      of Control" shall mean an Ownership Change in which the shareholders of the Company before such Ownership Change do not retain, directly or indirectly, at least a majority of the beneficiary interest in the voting stock of the Company after such transaction or in which the Company is not the surviving corporation. For purposes of this Agreement an "Ownership Change" shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

                                 A. the direct or indirect sale or exchange by
                      the shareholders of the Company of more than fifty percent (50%) of the stock of the Company;

                                 B. a merger or consolidation in which the
                      Company is a party;

                                 C. the sale, exchange, or transfer of all or
                      substantially all of the assets of the Company; or

                                 D. a liquidation or dissolution of the Company.

           5.         Accelerated Vesting Following a Change in Control:

                                 (i) In the event of a Change in Control you
                      shall be entitled to the following:

                                 B. full vesting of the 60,000 stock options
                      granted to you upon your hiring.

           6. Exclusive Remedy: Subject to paragraph 4 above, you shall be entitled to no further compensation for any damage or injury arising out of the termination of your employment by the Company.

           7. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed by you under this Agreement, you shall not have the right to assign or transfer any of your rights, obligations, or benefits under this Agreement.